Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Financial Community and News Media
Monique Skruzny
(954) 689-3142
aolairr@aol.com

AOL LATIN AMERICA REPORTS REDUCED LOSSES FOR 2003 FIRST QUARTER

Reduced Operating Costs and Improved Operating Cash Flow in 2003 First Quarter

Losses Reduced by 46%— Eleventh Consecutive Quarter of Reduced Losses

FORT LAUDERDALE, FL, May 6, 2003 — America Online Latin America, Inc. (NASDAQ: AOLA) today reported results for the quarter ended March 31, 2003, underscored by reduced costs and expenses that contributed to the Company’s eleventh straight quarter of narrowed losses.

The Company’s net loss applicable to common stockholders in the quarter ended March 31, 2003 narrowed by more than 45.8% to $31.2 million, or $0.25 per class A common share, basic and diluted, compared with a loss of $57.6 million, or $0.86 per share, for the quarter ended March 31, 2002, and approximately 19.1% lower than the loss of $38.6 million, or $0.58 per share, in the quarter ended December 31, 2002. During the first quarter of 2003, the partial conversion of preferred to common shares by America Online, Inc. and the Cisneros Group increased the number of class A common shares outstanding to approximately 135.1 million, from approximately 67.1 million at the close of the previous quarter. The increase in the number of shares of class A common stock outstanding had the effect of reducing loss per share in the first quarter of 2003.

The Company’s first quarter net loss before dividends on preferred stock was $28.2 million improving from a loss of $52.9 million on the same basis a year ago, and a loss of $33.8 million for the quarter ended December 31, 2002.

The Company also reported an improvement in cash used in operating activities, which was $15.1 million in the first quarter of 2003, as compared to $43.8 million in the prior-year period, a reduction of 65.4%. Compared with the quarter ended December 31, 2002, cash used in operating activities improved by $4.9 million, or 24.5%. These improvements were a direct result of the Company’s focus on reducing its losses by targeting higher value members through efficient acquisition marketing strategies, aided by reduced network cost and the impact of devaluation on local currency costs. The Company’s cash and cash equivalents position, which is affected by capital spending and exchange rate fluctuations as well as the impact of cash used in operating activities, decreased by $15.0 million in the first quarter of 2003. The Company continues to expect its cash on hand to be sufficient to finance operations into the first quarter of 2004.

AOL Latin America reported total revenues of $16.3 million in the first quarter, compared to $18.2 million in the quarter ended March 31, 2002, and $17.8 million in the fourth quarter of 2002. The decline in revenues from the prior-year quarter was primarily due to weakness in advertising and other revenues and currency devaluation in the Company’s countries of operation. Subscription revenue totaled approximately $15.0 million, a decline of 4.7% from $15.7 million in the year-ago quarter and a reduction of 2.3% from $15.3 million in the fourth quarter of 2002. Devaluation reduced subscription revenues by $3.8 million as compared with the prior-year quarter, but had a negligible impact sequentially from the fourth quarter of 2002.

Advertising and other revenues totaled $1.3 million, a reduction of 45.9% as compared with $2.5 million in each of the quarters ended March 31, 2002 and December 31, 2002. Continued softness in the online advertising markets across the region impacted the Company’s advertising and other revenues.

AOL Latin America ended the first quarter of 2003 with approximately 795,000 members, down 32.6% from 1.18 million members in the fourth quarter of 2002. As previously announced, the resulting decline in members was primarily attributable to the reduction of approximately 300,000 inactive members of the Banco Itaú co-branded service, as well as the termination of members who are not paying on a timely basis. The Company noted that the reduction in membership did not have a material impact on revenues or expenses in the first quarter. As with the Company’s previous member reports, the 795,000 members includes members participating in the services’ free trial periods, as well as members of the co-branded AOL Brazil service with Banco Itaú. In line with earlier announcements, the Company expects further, but moderated, declines in membership over the near term, as a result of further termination of members of the co-branded service who fail to select a paid plan, in line with the terms of the revised Banco Itaú marketing agreement, increased competition and efforts to target higher value members.

Targeted Marketing, Operating Efficiencies and Currency Devaluation Drive Reduced Costs and Expenses

Total costs and expenses for the first quarter of 2003 were $40.1 million, a reduction of 44% from $71.6 million in the quarter ended March 31, 2002, and a reduction of 18.6% from the fourth quarter of 2002, when costs and expenses were $49.2 million. Devaluation of local currencies helped reduce total costs and expenses by $6.6 million, as compared with the prior-year quarter.

Lower marketing expenses and cost of revenues drove the reduction in costs and expenses. The Company was successful in reducing marketing expenses by approximately 46% from the prior-year quarter, through efforts to target member acquisition strategies through personalized marketing initiatives, such as the installation of kiosks in hundreds of Banco Itaú branches during the quarter, while reducing a significant number of its own kiosks that were not meeting productivity objectives. The initiatives allowed the Company to leverage partner relationships, reducing advertising costs and the level of expenditures dedicated towards CD production and distribution activities. The Company also recently announced that AOL Brazil is collaborating with McDonald’s of Brazil and Banco Itaú to establish McInternet kiosks providing exclusive Internet access at 584 McDonald’s restaurants in Brazil. McDonald’s serves an average of 1.5 million people per day in Brazil. This partnership is an additional step in the Company’s efforts to strengthen member acquisition efforts.

AOL Latin America also reported continued reduction in cost of revenues during the quarter ended March 31, 2003 as compared to the year-ago quarter. This improvement was driven by reductions in network and call center costs. Network costs decreased as a result of negotiated reductions and the impact of currency devaluation. Call center costs improved as the result of two recent strategic initiatives related to the Company’s focus on higher-value members — restricted access for members who were not current on their payments and the consolidation of Spanish-language call center operations in a pan-regional “Center of Excellence” in Argentina.

Charles Herington, President and CEO of AOL Latin America, said: “AOL Latin America has continued to significantly reduce our losses in these difficult times by staying focused on a strategy of building the most efficient operating and marketing structures possible, with marketing targeted to attract and retain higher-value members. We’re continuing to build on our past achievements through new initiatives like our exciting partnership with McDonald’s, the leading global foodservice retailer, and through the consolidation of our Spanish-language pan-regional call center in Argentina. We are also pleased with our progress on cash utilization, and will continue to make this an area of prime focus.”

Other Highlights

Over the past several months, AOL Latin America continued to make progress on several fronts, including:

**     Content Programming: AOL Latin America served consumers with a variety of high-value content features during the quarter. These included a range of special programming in Brazil during Carnival celebrations, with features highlighting Gilberto Gil, Brazil’s current Minister of Culture, and Daniela Mercury, two of Brazil’s most treasured musical talents. AOL Brazil sponsored the special Carnival appearances of Gil. Additionally, AOL Latin America services launched online areas to promote the releases of X Men 2 from Fox Entertainment and Matrix Reloaded from Warner Bros. Throughout the region, AOL Latin America provided consumers with a range of content relating to the war in Iraq.

**     Interactive Marketing: During the quarter, the Company announced interactive marketing agreements with a number of global and regional brands, including: Citibank, Amigos.com, Kodak, and Kellogg’s. The Citibank and Kellogg’s campaigns are focused on the youth market in Puerto Rico. Amigos.com, a popular online dating service, will be featured region-wide, while Kodak Brazil, among others, participated in a special Carnival promotion in Brazil.

About AOL Latin America

America Online Latin America, Inc. (NASDAQ: AOLA) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service, America Online Brazil, in November 1999, and began as a joint venture of America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc. (NYSE:AOL), and the Cisneros Group of Companies. Banco Itaú, a leading Brazilian bank is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships, regional experience and extensive media assets of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at http://www.aola.com. America Online’s 34.4 million members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the expected results of initiatives to improve the revenue contribution of our membership base and further operating efficiencies, (ii) future membership levels, (iii) the expected results of the revised agreement with Banco Itau and our agreement with McDonald’s Brazil, (iv) our expectation that cash on hand will allow us to continue to finance operations into the first quarter of 2004 and (v) our focus on cash utilization. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K/A for the period ended December 31, 2002, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: our limited cash position, the impact our continued losses will have on our ability to finance our operations, the success of the co-branded Banco Itau service (including new marketing initiatives under the revised agreement with Banco Itau), the success of the marketing agreement with McDonald’s Brazil, currency exchange rates, the actions of our competitors, our ability to retain members, uncertainty relating to our ability to convert our subscribers into paying subscribers, our limited operating history, uncertainty regarding the success of our targeted marketing initiatives, macroeconomic developments in Brazil and Mexico and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

AMERICA ONLINE LATIN AMERICA, INC.
OPERATING INFORMATION

	Three Months Ended
	March 31,

	2003	2002

	(In thousands, except per share information)
	(Unaudited)
CONSOLIDATED CONDENSED OPERATING RESULTS AND EPS
Revenues:
Subscriptions	$14,958	$15,688
Advertising and commerce	1,337	2,473

Total revenues	16,295	18,161
Costs and expenses:
Cost of revenues	(16,569)	(32,060)
Sales and marketing	(16,539)	(30,444)
General and administrative	(6,965)	(9,096)

Total costs and expenses	(40,073)	(71,600)
Loss from operations	(23,778)	(53,439)
Other income, net	(4,421)	526

Loss before income taxes	(28,199)	(52,913)
Income taxes	27	—

Net loss	(28,172)	(52,913)
Less: dividends on Series B and C preferred shares	(3,033)	(4,651)

Net loss applicable to common stockholders	$(31,205)	$(57,564)

Loss per common share, basic and diluted	$(0.25)	$(0.86)

Weighted average common shares outstanding	125,304	67,060

AMERICA ONLINE LATIN AMERICA, INC.
BALANCE SHEETS ( In thousands)

	As of

	March 31,	December 31,
	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,098	$74,586
Short-term money market investments	2,418	915

Total cash and cash equivalents	60,516	75,501
Trade accounts receivable, net of allowances	3,197	3,567
Other receivables	1,980	2,090
Prepaid expenses and other current assets	6,974	7,963

Total current assets	72,667	89,121
Property and equipment, net	6,505	6,983
Investments, including securities available-for-sale	164	158
Product development costs and other intangible assets, net	185	285
Other assets	3,745	3,727

TOTAL ASSETS	$83,266	$100,274

LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
CURRENT LIABILITIES
Trade accounts payable	$4,485	$8,746
Payables to affiliates	4,856	6,893
Accrued expenses and other current liabilities	20,760	20,481

Total current liabilities	30,101	36,120
Senior convertible notes	160,000	160,000
Deferred revenue and other non-current liabilities	1,099	1,240

Total liabilities	191,200	197,360
STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Preferred stock, common stock and additional paid-in capital, net of unearned services	672,115	654,792
and accumulated other comprehensive loss
Accumulated deficit	(780,049)	(751,878)

Total stockholders’ equity (capital deficiency)	(107,934)	(97,086)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	$83,266	$100,274

CONSOLIDATED CONDENSED CASH FLOW (in thousands)

	Three Months Ended
	March 31,

	2003	2002

	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(28,172)	$(52,913)
Net operating activity	13,044	9,135

Net cash used in operating activities	(15,128)	(43,778)
INVESTING ACTIVITIES
Capital spending	(344)	(558)
Net cash provided by financing activities	—	17,341
Effect of exchange rate changes on cash and cash equivalents	487	63

Net decrease in cash and cash equivalents	(14,985)	(26,932)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	75,501	46,676

CASH AND CASH EQUIVALENTS, END OF PERIOD	$60,516	$19,744